Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No 333-111748 and 333-204671) of ATRM Holdings, Inc. of our report dated September 30, 2016 relating to the combined financial statements that appear in ATRM Holding Inc.’s Current Report on Form 8-K/A dated May 26, 2017 for the acquisition of Glenbrook Lumber & Supply, Inc. and EdgeBuilder Wall Panels, Inc.

/s/ BOULAY PLLP
Minneapolis, Minnesota
May 26, 2017